UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 31, 2021

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038
 (Address of principal executive offices)

(606) 637-3740
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On March 31, 2021, American Resources Corporation (“American Resources” or the “Company”) entered into a sublicense and development agreement and a stock acquisition agreement (collectively the “Agreements”) with Novusterra Inc. (“Novusterra”) related to certain patents and technologies held by American Resources related to the development, production and commercialization of graphene (the “Graphene Technologies”). Pursuant to the Agreements, American Resources will receive 50% of the positive operating income of Novusterra from the manufacturing and sales of Graphene. Additionally, American Resources will receive 10,000,000 shares of Novusterra Class B, no par value, Common Shares and 5,700,000 Novusterra Class A, no par value, Common Shares which collectively represent 50.0% ownership and 87.5% voting rights of Novusterra as of March 31, 2021.

The Novusterra shares issued to American Resources are not registered and will not be registered in connection with the Agreements under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, on the grounds that the transaction in which the New Company Shares are to be issued qualifies for applicable exemptions from the securities registration requirements of such statutes. The exemptions being claimed include, but are not necessarily limited to, those available under Section 4(a)(2) of the Securities Act and the reliance by the Novusterra upon the exemptions from the securities registration requirements of the federal and state securities laws, is predicated in part on the representations, understandings and covenants set forth in the Agreements.

Subsequent to the Agreements, American Resources agreed to and executed a Notice of Conversion to convert all of the 10,000,000 shares of Novusterra Class B Common Stock it owns into 10,000,000 shares of Novusterra’s Class A Common Stock. Concurrent to the execution of the Notice of Conversion, Novusterra agreed to cancel the Class B Common Stock.

Item 9.01                                          Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

ExhibitNo.	Description
99.1	Graphene Development Agreement
99.2	Novusterra Stock Acquisition Agreement
99.3	Notice of Conversion

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: April 5, 2021	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer